UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

Middlefield Banc Corp.
(Exact name of registrant as specified in its charter)

Ohio	000-32561	34-1585111
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio	44062-0035
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 632-1666

[not applicable]
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

At The Middlefield Banking Company’s February 15, 2011 meeting, the Board of Directors took a number of actions affecting officer compensation, including determining the compensation of President and Chief Executive Officer Thomas G. Caldwell, Executive Vice President and Chief Operating Officer James R. Heslop, II, Chief Financial Officer and Treasurer Donald L. Stacy, and Senior Vice President/Senior Loan Officer Jay P. Giles. Base salary in 2011 for Mr. Caldwell will be $234,000 (an increase of $7,065), for Mr. Heslop $185,000 (an increase of $5,625), for Mr. Stacy $140,000 (an increase of $4,000), and for Mr. Giles $126,000 (an increase of $3,000). None of these officers is a party to an employment agreement.

Additionally, Middlefield’s Board moved to continue for 2011 the Annual Incentive Plan, a short-term cash incentive plan initially adopted in 2003 that is designed to reward employees with additional cash compensation if specified objectives are achieved. The objectives are tied to the strategic and financial plans of Middlefield Banc Corp.’s banking subsidiaries. Each employee has pre-determined goals and is provided with a quarterly report of his or her achievement of the goals. For 2011, the only bank-wide performance measure that will apply is targeted net income.

If targeted performance is achieved in 2011, Mr. Caldwell could receive a cash bonus in an amount equal to 20% of his base salary if performance is 105% of the target, up to 30% of his base salary if performance is 110% of the target, or only 10% if performance achieves the target. Messrs. Heslop and Stacy could receive a cash bonus in an amount equal to 15% of their salaries if performance is 105% of the target, up to 20% if performance is 110% of the target, or only 10% if performance achieves the target. Mr. Giles could receive a cash bonus ranging from an amount equal to 8.0% of his salary if the target is achieved, 11% of his salary if performance is 105% of the target, or 14% if performance is 110% of the target. Distributions under the plan are made in the first quarter of the year if the established goals for the preceding year are achieved. The Annual Incentive Plan may be terminated by the Board at any time.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date:	February 15, 2011

/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and COO